CANNABIS PRODUCTION PILOT AGREEMENT

This Cannabis Production Pilot Agreement ("Agreement") is entered into as of the 18th day of December 2014 by and between Indoor Harvest Corp ("Indoor Harvest"), a Texas Corporation, and Tweed Marijuana Inc. ("Tweed"), a Canadian company.

RECITALS

A. Indoor Harvest, Corp., through its brand name Indoor Harvest™, is a development stage company that seeks to become a design build, developer, marketer and direct-seller of commercial grade aeroponic fixtures and supporting systems for use in urban Controlled Environment Agriculture ("CEA") and Building Integrated Agriculture ("BIA").
B. Tweed Marijuana Inc. is a TSX Venture Exchange listed company. Its wholly owned subsidiaries Tweed Inc. and Tweed Farms Inc. (formerly Prime1 Construction Services Corp.) are licensed producers of medical cannabis in Canada. The principal activities of Tweed are the production and sale of cannabis through its wholly owned subsidiaries out of Tweed Inc.'s facility in Smiths Falls, Ontario and Tweed Farms Inc.'s facility in Niagara-on-the-Lake, Ontario as regulated by the Marihuana for Medical Purposes Regulations.
C. On September 23rd, 2014, Indoor Harvest and Tweed entered into discussions to conduct a cannabis production pilot project ("Pilot Project"). The parties desire to enter into this Agreement to outline their respective responsibilities for implementing, conducting and monitoring the Pilot Project and to establish the terms of the Pilot Project Agreement.

Accordingly, the parties hereby agree as follows:

AGREEMENT

1. Objectives of the Pilot Project. The Pilot Project will test the production of Cannabis using an aeroponic system designed by Indoor Harvest. The Pilot Project will make a record of the growth rate, phytocannabinoid production, water usage, fertilizer usage and labor using the aeroponic system(s) provided by Indoor Harvest. The recorded data from the Pilot Project will be compared to Tweed's existing production methods. At the conclusion of the Pilot Project, upon review of the data, Tweed and Indoor Harvest shall jointly secure intellectual property rights for the resulting aeroponic system(s) (at each Party's discretion as to whether they wish to participate in intellectual property filings) and Indoor Harvest will be provided manufacturing rights.
2. Pilot Criteria

2.1 Pilot Project Phases. The Pilot Project will be broken into two separate phases.

2.1.1 Phase One. During Phase One, tests will be conducted using equipment initially provided by Indoor Harvest. The purpose of Phase One is to test the initial design and evaluate the root mass development of various strains of Cannabis chosen by Tweed. Upon completion of an initial test grow, Indoor Harvest, if required, will make dimensional changes to the aeroponic system(s) in order to maximize root growth and plant spacing specific to the Cannabis strains tested. Phase Two will commence once a final dimension and design profile for each strain of Cannabis has been determined, tested and approved by both parties.

2.1.2 Phase Two. Upon completion of Phase One, Tweed, based on the results of Phase One, will have the option to request Design Build services to be provided by Indoor Harvest. Indoor Harvest will provide these services free of charge. Design Build services by Indoor Harvest would include equipment schematics and mechanical drawings needed to facilitate the filing of patents and the installation of aeroponic equipment within Tweeds existing and future planned facilities taking into consideration to not impede the production timeline within the cultivation period. Indoor Harvest will provide projected costs associated with the manufacture and installation of the new aeroponic designs. Tweed will then have the option to purchase equipment from Indoor Harvest based on these projected costs. There is no obligation to purchase equipment under this agreement.

2.2 Data Collection. The Pilot Project will collect production data to include growth rate, fertilizer usage, water usage, phytocannabinoid production, labor and other such data as is needed to prepare pro forma calculations on the use of an aeroponic system. The Pilot Project will test sativa, indica and a hybrid mix of cannabis strains chosen by Tweed.
2.3 Data Use. Tweed shall own all data generated during Phase One. Data collected during Phase One shall be made available to Indoor Harvest for both its own internal product development and marketing purposes, so long as it does not disclose any proprietary information regarding Tweed's business and prior approval from Tweed has been obtained. Data collected after the completion of Phase One will be the sole property of Tweed.
2.4 Controlled Environment. The Pilot Project must utilize a controlled environment where temperature, humidity, C02 and lighting can be controlled and monitored. The space must be sanitary and provide adequate space for testing purposes. A secondary partitioned testing lab will be provided by Indoor Harvest to be utilized in the controlled environment provided by Tweed.

3. Pilot Responsibilities of Indoor Harvest. Indoor Harvest will be responsible for providing all the equipment related to the aeroponic system being tested, to include a temporary partitioned testing lab structure to be used within Tweed's existing facilities and the cost associated with delivery and installation of the aeroponic system and testing lab, including design changes and subsequent changes based on feedback from Phase One testing.
4. Pilot Responsibilities of Tweed. Tweed will be responsible for providing adequate space in a Controlled Environment for testing purposes to include water service, local area drain and electrical service. Tweed will also provide the personnel and labor to operate and maintain the equipment provided by Indoor Harvest. Tweed will make a reasonable effort to provide Indoor Harvest with weekly updates to include photographs of the plants being grown and their root development as well as all associated data required under this agreement.
5. Coordination with Pilot Providers. Upon identification of the Pilot Providers, Indoor Harvest will use  commercially reasonable efforts to assist Tweed in making arrangements for (a) installation of the aeroponic system and supporting equipment on site at the facilities of Tweed.

6. Pilot Period. The Pilot Project shall be conducted for a period (the "Pilot Period") commencing on the date of this Agreement (the "Commencement Date") and ending (the  "Termination  Date") upon the  earlier of (a) the  parties'  mutual determination  that the Pilot Criteria has been satisfied or (b) one year after the  Commencement  Date.  This agreement can be extended if both parties mutually agree in writing.
7. Intellectual Property Rights.

7.1 Background Knowledge. The Parties acknowledge that any background knowledge of a Party used in the Pilot Project remains the property of that Party. Each Party shall offer access to its background knowledge on a "need to know" basis for a good execution of the Pilot Project.

7.2 Licensing Rights. Upon completion of the Pilot Project, Indoor Harvest and Tweed will jointly apply for patents ("New IP") on the technology developed under the Pilot Agreement. Tweed will be provided exclusive rights to cultivate cannabis using the New IP in Canada and other jurisdictions outside the United States, at a royalty-free rate for the duration of the patent (including any extension of the patent). Tweed's rights to use, import, sub-license or assign these rights, whether for profit or not, shall not be encumbered. Indoor Harvest will have exclusive royalty-free rights to cultivate cannabis using the New IP in the United States for the duration of the patent (including any extension of the patent) and will be provided rights to use the New IP in all jurisdictions, royalty-free, for the cultivation of all other species of cultivars, to specifically exclude cultivation of cannabis using the New IP. Indoor Harvest will only have rights to cultivate cannabis in the United States using the New IP. All of these rights are intended to be for commercial production of cultivars.
7.3 Patent Filings and Fees. Indoor Harvest and Tweed will jointly file for patents in all jurisdictions required to protect the New IP (attorneys to be selected by Tweed in all jurisdictions excluding the United States of America) as outlined above, which will include at a minimum the European Union, the United States of America, and Canada. The total costs associated with these patent filings, both in the United States and in all foreign jurisdictions, will be shared jointly, with Indoor Harvest responsible for covering 60% of the costs and Tweed being responsible for covering 40% of the costs required for filing of patents for the New IP under this agreement. Either party may elect not to participate in an intellectual property filing in a given jurisdiction, in which case the other party shall be entitled to proceed with a filing on its own, obtaining all unencumbered intellectual property rights for all cultivars in that jurisdiction.  To the extent that Indoor Harvest owns any prior art that may interfere with the ability to execute the terms of this Agreement, Indoor Harvest undertakes to make all necessary filings or waive all necessary rights in favor of Tweed to fulfill its obligations under this Agreement. In particular, Indoor Harvest undertakes to file a Canadian patent filing of its existing related IP in Canada by or before any relevant priority expiration dates, or assign such rights to file to Tweed.

8. Manufacturing Rights. Indoor Harvest will be provided exclusive manufacturing rights for a period of 10 years on the New IP developed under this agreement. All equipment manufactured by Indoor Harvest will be provided to Tweed by way of a "cost plus agreement" not to exceed 15% allowable for profit. A cost plus agreement also termed a cost reimbursement contract, is a contract where Indoor Harvest is paid for all of its allowed expenses to a set limit plus additional payment to allow for a profit.

9. Costs Associated with the Pilot Project. Both parties are responsible for the costs associated with meeting their obligations outlined in this agreement. Under no circumstance, do Tweed's costs exceed those associated with the cost of plants, labour and general costs of production including water and electricity.

9.1 Laboratory Analysis. Any costs related to third party laboratory analysis and testing of phytocannabinoids will be shared equally by both parties.

10. Confidentiality

10.1 Confidentiality Undertaking. The parties acknowledge that their discussions and implementation of the Pilot Project may entail the exchange of confidential information, including technical specifications for Indoor Harvest's aeroponic system design and information about business  methods, operations and prospects, costs, markets, pricing policies, technical processes and applications. Each party agrees that, subject to the exceptions set forth  below,  for five years after the effective date of this Agreement, it will (a) keep all  Information  confidential, (b)  refrain  from disclosing  any  Information  to any person or firm, other their  respective employees and  agents having a need to know and (c)  refrain from using any Information, directly or indirectly, for its own benefit or the benefit of any affiliate. At five years, the Information will be reviewed prior to any disclose to determine if it is a trade secret and therefore its confidentiality continues in perpetuity.  With respect to the sharing of any trade secrets, the confidentiality period shall be in perpetuity.
10.2 Exceptions. For purposes of this undertaking, Information shall not include  information  that (a) is in the public domain at the time of disclosure to a party,  (b) becomes part of the public  domain after  disclosure to a party through no fault,  act or failure to act, error or breach of this undertaking by the  recipient, (c) is known to the party at the time of  disclosure, (d) is discovered by the party  independently,  (e) is required  by order, statute or regulation of any government authority to be disclosed to any court or other body, provided that the party shall notify the other party thereof to provide or afford it the opportunity to obtain a protective order or other relief, or (f) is obtained from a third party who has  acquired a legal right to disclose  the specific information, or (g) is approved by both parties in advance or is a requirement of this agreement.
10.3 Remedies. In addition  to any  other  remedies  for  breach  of the foregoing  confidentiality  undertakings, the parties will be entitled to equitable relief in the event of any breach of threatened breach thereof. In the event of litigation relating thereto, the prevailing party shall be entitled to recover the reasonable  legal fees incurred in connection  therewith, including any appeal therefrom.

11. Publicity. Neither party shall use the name of the other party in any marketing, advertising or other public announcement regarding the Pilot Project without the other party's written consent. A party desiring to make a public disclosure shall submit a draft thereto for prior approval by the other party, which  will be deemed to have been  given if  comments  thereon are not provided within 72 hours.
12. Independent Contractors. Each party shall act as an independent contractor hereunder, with sole responsibility for its own operations, personnel and operating expenses, and nothing contained in this Agreement shall be construed to create a partnership, franchise or joint venture between parties.
13. Assignability. This Agreement and a party's rights and obligations hereunder may not be assigned for any reason without  the  written  consent of the other party, except in the case of a change of control as defined in the relevant jurisdiction.

14. Waiver of Provisions.  The waiver of  compliance at any time with any of the provisions,  terms  or  conditions  contained  in this  Agreement  shall  not be considered a waiver of the provision,  term or condition itself or of any of the other  provisions,  terms or conditions  hereof.  Any waiver  hereunder  must be express and in writing by the party agreeing to waive any right hereunder.
15.  Integration. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof.
16. Amendment. This Agreement shall not be amended or modified except by a written instrument signed by both parties.
17. Governing Law. This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada, without regard to conflict of law rules.  The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario.
18. Binding Effect. The terms, conditions and provisions of this Agreement and all obligations of the  parties  shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.
19. Notices. Any notice given under this Agreement shall be made in writing and shall be  deemed to have been duly  given or made if  delivered  personally,  or mailed (postage  prepaid by registered or certified  mail), or sent by facsimile to the parties at their respective addresses set forth below. Any notice so sent shall be deemed to have been  given or  delivered  at the time that it is either (i)  personally  delivered  or (ii)  within  two  business  days  after the date deposited in the United  States mail or one  business  day after  delivery to an overnight  courier,  if sent by  mail or  courier,  or  (iii)  when  receipt  is acknowledged, if sent by facsimile, as the case may be. Any party may change its address by giving notice in  writing,  stating  its new  address,  to the other party.

If to Indoor Harvest Corp:	If to Tweed Marijuana Inc:
Indoor Harvest 5300 East Freeway, Suite A Houston, Texas 77020	Tweed Marijuana Inc. 1 Hershey Drive, Smiths Falls, Ontario K7A 0A8
Attention: Chad Sykes, CEO	Attention: Mark Zekulin, General Counsel

20. Counterparts. This Agreement may be executed in any number of separate counterparts that together shall constitute but one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

By Indoor Harvest Corp	By Tweed Marijuana Inc.
Name: Chad Sykes	Name: Mark Zekulin
Title: CEO	Title: EVP & General Counsel
Signature: /s/ Chad Sykes	Signature: /s/ Mark Zekulin